UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2010

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21093
 (Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.	Entry Into a Material Definitive Agreement

On June 25, 2010, Omega Healthcare Investors, Inc. (the “Company”) entered into separate Equity Distribution Agreements (collectively, the “Agreements”) with each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, each as a sales agent and/or principal (collectively, the “Managers”).  Under the terms of the Agreements, the Company may sell shares of its common stock, from time to time, through or to the Managers having an aggregate gross sales price of up to $140,000,000.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the applicable Manager.  The Company will pay each Manager compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such Manager under the applicable Agreement.

The Company is not obligated to sell and the Managers are not obligated to buy or sell any shares under the Agreements. No assurance can be given that the Company will sell any shares under the Agreements, or, if it does, as to the price or amount of shares that it sells, or the dates when such sales will take place.

The shares will be issued pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-150183), which became effective upon filing with the Securities and Exchange Commission on April 10, 2008.

A copy of a form of the Agreements is attached hereto as Exhibit 1.1, and is incorporated by reference herein.  The foregoing description of the material terms of the Agreements and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

1.1
Form of Equity Distribution Agreement, dated June 25, 2010, entered into by and between Omega Healthcare Investors, Inc. and each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC

5.1	Opinion of Bryan Cave LLP regarding the legality of the Common Stock being registered

23.1	Consent of Bryan Cave LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: June 25, 2010	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer